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                                                          Exhibit 26(h)(xvii)(a)

                    SHAREHOLDER INFORMATION SHARING AGREEMENT
         (UNDER RULE 22C-2(A)(2) OF THE INVESTMENT COMPANY ACT OF 1940)

VARIABLE INSURANCE PRODUCT OWNER(S) INFORMATION AGREEMENT (the "Agreement") entered into as of March 13th, 2007 by and between DWS SCUDDER DISTRIBUTORS, INC. and TRANSAMERICA LIFE INSURANCE COMPANY and the intermediary (the "Intermediary").

Prior to the effective date of this Agreement, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for Variable Insurance Product owner transaction information, and the Intermediary's response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

Unless otherwise defined in this Agreement, capitalized terms herein shall have the meanings assigned in the Participation Agreement:

The term "Intermediary" shall mean an insurance company separate account.

The term "Fund" shall mean an open-ended management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940 and includes (i) an investment adviser to or administrator for the Fund;
(ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.(1)

The term "Variable Insurance Product owner" means the holder of interests in a variable life insurance contract (the "Contract") issued by the Intermediary.

The term "Variable Insurance Product owner-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Variable Insurance Product owner that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

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(1)  As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

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The term "Variable Insurance Product owner-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Variable Insurance Product owner that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term "written" includes electronic writings and facsimile transmissions.

WHEREAS, the parties hereto have entered into a Participant Agreement dated as of January 10, 2005, as amended (the "Participation Agreement"), pursuant to which the Fund has agreed to make shares of certain portfolios of the Fund available for purchase and redemption by certain Accounts of the Company in connection with the Company's Variable Insurance Products; and

WHEREAS, the parties desire to comply with the SEC's revised provisions for Rule 22c-2, the redemption fee rule; and

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned;

NOW, THEREFORE, the Fund and the Intermediary hereby agree as follows:

Variable Insurance Product owner Information

1. AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN")*, or other government-issued identifier ("GII") and the Contract owner number associated with the Variable Insurance Product owner, if known, of any or all Variable Insurance Product owner (s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Fund shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Variable Insurance Product owner-Initiated Transfer Purchases or Variable Insurance Product owner-Initiated Transfer Redemptions.

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*    According to the IRS' website, the ITIN refers to the Individual Taxpayer
     Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.


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     1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

     1.2 TIMING OF REQUESTS. Fund requests for Variable Insurance Product owner information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

     1.3 FORM AND TIMING OF RESPONSE. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in I for those Variable Insurance Product owners who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

     (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and

     (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

     1.4 LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Fund shares by a Variable Insurance Product owner that has been identified by the Fund as having engaged in transactions of the Fund's shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Fund shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Variable Insurance Product owner-Initiated Transfer Purchases or Variable Insurance Product owner-Initiated Transfer Redemptions that are effected directly or indirectly through the Intermediary. Instructions must be received by the Intermediary at the following address, or such other address that the Intermediary may communicate to the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:


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                          FMG SEPARATE ACCOUNTS GROUP
                             4333 EDGEWOOD ROAD, NE
                                 MAIL DROP 4410
                             CEDAR RAPIDS, IA 52499
                              FAX: (319) 355-8260

              PRIMARY EMAIL: FMGSEPARATEACCOUNTSGROUP@AEGONUSA.COM

SHERYL WADE                                                LINDA CURSON
PHONE: (319) 355-8153                                      PHONE: (319) 355-8381
SWADE@AEGONUSA.COM                                         LCURSON@AEGONUSA.COM

     2.1 FORM OF INSTRUCTIONS. Instructions must include the TIN, TIN, or GII and the specific individual Contract number associated with the Variable Insurance Product owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract number associated with the Variable Insurance Product owner is not known, the instructions must include an equivalent identifying number of the Variable Insurance Product owner(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary. Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Fund shares by Variable Insurance Product owner, information regarding those trades of the Contract holder that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Fund shares.

     2.2 TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

     2.3 CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed. Intermediary should provide such confirmation and other notice to:

     DWS Scudder Distributors, Inc.
     345 Park Avenue
     New York, NY 10154
     Attn: Rule 22c-2 Compliance Department

     3. CONSTRUCTION OF THE AGREEMENT; PARTICIPATION AGREEMENT. The parties have entered into a Participation Agreement between or among them for the purchase and redemption of Fund shares of the Fund by the Accounts in connection with the Contracts. This Agreement supplements the Participation Agreement. To the extent the terms of this Agreement conflict with the terms of the Participation Agreement, the terms of this Agreement shall control.

     4. TERMINATION. This Agreement will terminate upon the termination of the Participation Agreement.


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     5. INDEMNIFICATION. The Fund agrees to indemnify and hold harmless
Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with third party claim or action brought against Intermediary as a result of any unauthorized disclosure of a Variable Insurance Product owner's taxpayer identification number provided to the Fund in response to a request for information pursuant to the terms of this Agreement. In no event will Fund be responsible for any indirect or consequential liability, claim, loss, demand, damages, costs or expenses.

     6. FORCE MAJEURE. Either party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. The party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

     7. DISPUTE RESOLUTION. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.


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     8. This Agreement shall be subject to the provisions of the 1933 Act, the
1934 Act and the 1940 Act and the rules and regulations and rulings there under, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Shared Funding Order) and the terms of this Agreement shall be interpreted and construed in accordance therewith.

     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

DWS SCUDDER DISTRIBUTORS, INC.


By: /s/ Philipp Henster
    ---------------------------------
Name: PHILIPP HENSTER
Title: CEO & Chairman


TRANSAMERICA LIFE INSURANCE
COMPANY


By: /s/ KEN TURNGUIST
    ---------------------------------
Name:  KEN TURNGUIST
Title: VP, Actuary


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